UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________________________________________

Date of Report (Date of earliest event reported): September 15, 2008

China Gateway Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	13-3513270
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9440 Little Santa Monica Blvd, Suite 401 Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 402-5901

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On or about August 25, 2008, PodChannels, Inc., an Ontario corporation (“Pod”), filed a civil action in the Massachusetts Superior Court, Norfolk County, captioned PodChannels, Inc. v. G8Wave, Inc. et al. (Civ. A. No. 08-1607-A). Pod alleges that G8Wave, Inc., a former subsidiary of the registrant (“G8”), Bradley Mindich, as an officer of G8, Habib Khoury, as a former officer of G8, and the registrant, as the former stockholder of G8, are liable for breach of contract, quantum meruit and violation of Massachusetts General Law Section 93A. In particular, Pod alleges that it provided consulting and software development services to G8 pursuant to a purported consulting agreement for which Pod was only partially compensated. Pod is seeking the outstanding balance of $246,590.40, treble damages in accordance with Massachusetts General Law Section 93A, and attorneys’ fees. Pod also seeks injunctive relief against G8 and the registrant, “restraining and enjoining” them from "paying any monies . . . other than in the ordinary course of business.”

The registrant first learned of the lawsuit on September 15, 2008. To date, the registrant has not been served with a summons or complaint.

Pursuant to that certain Stock Purchase Agreement, dated May 12, 2008, by and between the registrant, Mr. Mindich, and PMCG Management Company, LLC, Mr. Mindich has agreed to indemnify, defend, and hold harmless the registrant from certain claims, including, without limitation, those detailed above.

The registrant believes it has meritorious defenses and intends to defend this matter vigorously. However, as the above suit is in its early stages, and given the inherent uncertainties involved in litigation, the registrant is unable to provide an opinion as to the likely final outcome of the litigation, or the amount of any loss if the outcome should be unfavorable. However, if a court or jury rules against the registrant, the ruling is ultimately sustained on appeal, damages are awarded against the registrant, and Mr. Mindich is unwilling or unable to comply with his indemnification obligations, such ruling could have a material adverse effect on the registrant’s business, results of operations and financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 17, 2008

China Gateway Corporation

By:	/s/ Martin Key
Martin Key
Chief Executive Officer